Exhibit 99.1

Broad Street Realty, LLC.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Broad Street Realty, LLC

Bethesda, Maryland

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Broad Street Realty, LLC (the “Company”) as of December 31, 2018, the related  statements of operations, members’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2018.

Philadelphia, Pennsylvania

December 22, 2020

BROAD STREET REALTY, LLC

Balance Sheet

(in thousands)

December 31, 2018
Assets
Current assets
Cash and cash equivalents	$138
Accounts receivable, net of allowances of $171	969
Receivables due from related parties	1,191
Other assets, net	1,579
Total current assets	3,877
Corporate property, net	74
Total Assets	$3,951

Liabilities and Members' Deficit
Current liabilities
Current maturities of long-term debt	$4,638
Payables due to related parties	2,224
Accounts payable and accrued liabilities	1,801
Deferred revenue	332
Total liabilities	8,995

Commitments and contingencies (Note 6)
Members' Deficit	(5,044)
Total Liabilities and Members' Deficit	$3,951

See accompanying notes to financial statements.

BROAD STREET REALTY, LLC

Statement of Operations

(in thousands)

For the year ended December 31, 2018
Revenues
Commissions	$3,476
Management and other fees	2,459
Total revenues	5,935
Expenses
Cost of services	2,167
Depreciation and amortization	29
Bad debt expense	629
General and administrative	4,823
Total operating expenses	7,648
Operating loss	(1,713)

Other income (expense)
Interest and other income	38
Other expense	(128)
Merger-related expense	(165)
Interest expense	(188)
Total other income (expense)	(443)
Net loss	$(2,156)

See accompanying notes to financial statements.

BROAD STREET REALTY, LLC

Statement of Members’ Deficit

(in thousands)

Members' Deficit
Balance at December 31, 2017	$(2,223)
Net loss	(2,156)
Member distributions	(665)
Balance at December 31, 2018	$(5,044)

See accompanying notes to financial statements.

BROAD STREET REALTY, LLC

Statement of Cash Flows

(in thousands)

For the year ended December 31, 2018
Cash flows from operating activities:
Net loss	$(2,156)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	29
Straight-line rent liability	15
Bad debt expense	629
Changes in operating assets and liabilities
Accounts receivable	(567)
Other assets	(193)
Receivables due from related parties	213
Accounts payable and accrued liabilities	563
Payables due to related parties	49
Deferred revenues	322
Net cash used in operating activities	(1,096)
Cash flows from investing activities
Capitalized pre-acquisition costs	(246)
Net cash used in investing activities	(246)
Cash flows from financing activities
Borrowings under debt agreements	2,028
Repayments under debt agreements	(522)
Capitalized pre-offering costs	(54)
Distributions to members	(665)
Proceeds from related parties	1,452
Payments to related parties	(760)
Net cash provided by financing activities	1,479
Net increase in cash and cash equivalents	137
Cash and cash equivalents at beginning of period	1
Cash and cash equivalents at end of period	$138

Supplemental Disclosure of Cash Flow Information
Interest paid	$234
Accrued pre-offering costs	338
Accrued pre-acquisition costs	57

See accompanying notes to financial statements.

BROAD STREET REALTY, LLC

Notes to Financial Statements

December 31, 2018

Note 1 - Organization and Nature of Business

Broad Street Realty, LLC (the “Company”) is a real estate management and brokerage company, which is 50% owned by Michael Z. Jacoby and 50% owned by Thomas M. Yockey. The Company provides property management services and real estate brokerage services for a portfolio of separately owned retail real estate properties. As of December 31, 2018, the Company owned no real properties; therefore, all of its revenues were derived from its property management and brokerage services.

Note 2 – Significant Accounting Policies and Related Matters

Use of Estimates

The preparation of the financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the amounts of revenue and expense reported in the period. Estimates are made for items such as revenues and valuation of receivables. Actual results may differ from those estimates.

Segment Reporting

The Company provides real estate management and brokerage services. The Company is managed as one reporting unit, rather than multiple reporting units, for internal reporting purposes and for internal decision-making. Therefore, the Company discloses its operating results in a single reportable segment.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The majority of the Company’s cash and cash equivalents are held at major commercial banks which at times may exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses to date on invested cash.

Revenue Recognition

The Company earns revenue from the following: Leasing Commissions, Property and Asset Management Fees, Development Services, and Capital Transactions.

Leasing Commissions: The Company earns leasing commissions as a result of providing strategic advice and connecting tenants to property owners in the leasing of real estate. The Company records commission revenue on real estate leases at the point in time when the performance obligation is satisfied, which is generally upon lease execution. Terms and conditions of a commission agreement may include, but are not limited to, execution of a signed lease agreement and future contingencies, including tenant’s occupancy, payment of a deposit or payment of first month’s rent (or a combination thereof). The adoption of Accounting Standards Codification (“ASC”) 606, Revenue from Contacts with Customers (as discussed below under the heading “—Recent Accounting Pronouncements”), resulted in an acceleration of some revenues that are based, in part, on future contingent events. The Company’s performance obligation will typically be satisfied upon execution of a lease and the portion of the commission that is contingent on a future event will likely be recognized if deemed not subject to significant reversal, based on the Company’s estimates and judgments. Under legacy revenue recognition, the Company deferred recognition of revenue and commissions contingent on future events until the respective contingencies had been satisfied.

Property and Asset Management Fees: The Company provides real estate management services for owners of properties, representing a series of daily performance obligations delivered over time. Pricing is generally in the form of a monthly management fee based upon a percentage of property-level cash receipts or some other variable metric.

When accounting for reimbursements of third-party expenses incurred on a client’s behalf, the Company determines whether it is acting as a principal or an agent in the arrangement. When the Company is acting as a principal, the Company’s revenue is reported on a gross basis and comprises the entire amount billed to the client and reported cost of services includes all expenses associated with the client. When the Company is acting as an agent, the

Company’s fee is reported on a net basis as revenue for reimbursed amounts is netted against the related expenses. Within ASC 606, control of the service before transfer to the customer is the focal point of the principal versus agent assessments. The Company is a principal if it controls the services before they are transferred to the client. Under legacy revenue recognition, the assessment of being the primary obligor of the service is the focal point of the principal versus agent assessments. The presentation of revenues and expenses pursuant to these arrangements under either a gross or net basis has no impact on corporate fee revenue, net loss or cash flows.

Engineering Services: The Company provides engineering services to property owners on an as needed basis at the properties where the Company is the property or asset manager. The Company receives consideration at agreed upon fixed rates for the time incurred plus a reimbursement for costs incurred and revenue is recognized over time because the customer simultaneously receives and consumes the benefits of the services as they are performed. The Company accounts for performance obligations using the right to invoice practical expedient. The Company applies the right to invoice practical expedient to record revenue as the services are provided, given the nature of the services provided and the frequency of billing under the customer contract. Under this practical expedient, the Company recognizes revenue in an amount that corresponds directly with the value to the customer of performance completed to date and for which there is a right to invoice the customer.

Development Services: The Company provides construction-related services ranging from general contracting to project management for owners and occupiers of real estate. Depending on the terms of the engagement, the Company’s performance obligation is either to arrange for the completion of a project or to assume responsibility for completing a project on behalf of a client. The Company’s obligations to clients are satisfied over time due to the continuous transfer of control of the underlying asset. Therefore, the Company recognizes revenue over time, generally using input measures (e.g., to-date costs incurred relative to total estimated costs at completion). Typically, the Company is entitled to consideration at distinct milestones over the term of an engagement. The Company may receive variable consideration, which can include, but is not limited to, a fee paid upon return of an investor’s original investment in a project. The Company assesses variable consideration on a contract by contract basis, and when appropriate, recognizes revenue based on its assessment of the expected outcome and historical results. The Company recognizes revenue related to variable consideration if it is deemed probable there will not be a significant reversal in the future.

Capital Transactions: The Company provides brokerage and other services for capital transactions, such as real estate sales, real estate acquisitions or financing transactions. The Company’s performance obligation is to facilitate the execution of capital transactions, and the Company is generally entitled to the full consideration at the point in time upon which its performance obligation is satisfied, at which time the Company recognizes revenue.

Contract Assets and Contract Liabilities

Contract assets include amounts recognized as revenue for which the Company is not yet entitled to payment for reasons other than the passage of time, but that do not constrain revenue recognition. As of December 31, 2018, the Company did not have any contract assets.

Contract liabilities include advance payments related to performance obligations that have not yet been satisfied. As of December 31, 2018, the Company had approximately $0.3 million of contract liabilities, which are included in deferred revenue on its balance sheet. The Company recognizes the contract liability as revenue once it has transferred control of service to the customer and all revenue recognition criteria are met.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable for its unconditional rights to consideration arising from its performance under contracts with customers. Additionally, the Company records other receivables, included in Other assets, net on the consolidated balance sheet, which represents commission advances to employees. Further, the Company records receivables from affiliated properties. The carrying value of such receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company estimates its allowance for doubtful accounts for specific accounts and other receivable balances based on historical collection trends, the age of the outstanding accounts and other receivables and existing economic conditions associated with the receivables. Past-due accounts and other receivable balances are written off when the Company’s internal collection efforts have been unsuccessful or the advance has been forgiven. As a practical expedient, the Company does not adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between its transfer of a promised service to a customer and when the customer pays for that service will be one year or less. The Company does not typically include extended payment terms in its contracts with customers.

Corporate Property

Corporate property and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally 5 to 15 years). Depreciation expense related to corporate property for the year ended December 31, 2018 was less than $0.1 million. As of December 31, 2018, the Company had approximately $0.3 million, gross ($0.1 million, net) in corporate property. The Company evaluates corporate property for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable. The Company records an impairment loss to the extent the carrying value exceeds the estimated fair value. The Company did not recognize any impairment loss during the year ended December 31, 2018.

Income Taxes

The Company is structured as a limited liability company and is treated as a partnership for U.S. federal and state income purposes. As such, any taxes are the responsibility of the members, and accordingly no provisions for federal or state income taxes are recorded for the Company. The Company’s federal and state income tax return typically remain open to examination by the tax authorities primarily beginning 2015 through present except for tax jurisdictions where the statute of limitations has yet to begin. There are currently no open examinations with taxing authorities.

In accordance with ASC Topic 740, a tax position is a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. For the Company, as a pass-through entity, any interest, penalties, and income taxes which might arise from uncertain tax positions would pass through to the members.

Deferred Costs

 Costs incurred prior to the completion of offerings of equity interests or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. Following the issuance, these offering costs are reclassified to the equity section of the balance sheet as a reduction of proceeds raised. Additionally, deferred costs include costs incurred prior to the completion of asset acquisitions which, upon completion of the acquisition, are allocated to the various components of the acquisition based upon the relative fair value of each component.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. In calculating fair value, a company must maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements.

A hierarchy of valuation techniques is defined to determine whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•	Level 1- quoted prices for identical instruments in active markets;
•

Level 2- quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3- fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and market capitalization rates. Items valued using such internally-generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or 3 even though there may be some significant inputs that are readily observable. Valuation techniques used by the Company include the use of third-party valuations and internal valuations, which may include discounted cash flow models.

Recent Accounting Pronouncements

On January 1, 2018, the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows - Restricted Cash, became effective for the Company. This guidance requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The implementation of this new standard did not have an impact on the Company’s statement of cash flows or related disclosures.

On January 1, 2018, the FASB’s new revenue recognition standard included in ASC 606, Revenue from Contacts with Customers, became effective for the Company. This new revenue recognition standard superseded most of the existing revenue recognition guidance. This standard’s core principle is that a company will recognize revenue when it transfers goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods and services. The Company adopted this standard on a full retrospective basis. The impact of the application of the new revenue recognition guidance resulted in an acceleration of revenues that were based, in part, on future contingent events. For example, some leasing commission revenues were recognized earlier. Prior to adoption, a portion of these lease commission revenues was deferred until a future contingency was resolved (e.g., tenant move-in or payment of first month’s rent). Under the new revenue guidance, the Company’s performance obligation typically will be satisfied at lease signing and, therefore, the portion of the commission that is contingent on a future event has been recognized earlier if deemed probable that there will not be significant reversal in the future.

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheet and making targeted improvements to lessor accounting. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU 2018-11, Targeted Improvements.

The new standard became effective for the Company on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, financial information prior to that date was not adjusted and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company has elected the “package of practical expedients”, which permits it not to reassess under the new standard the Company’s prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements, the latter not being material to the Company.

The most significant effect for the Company as lessee relates to the recognition of new right-of-use assets and lease liabilities on its balance sheet for four office leases and two equipment leases. Upon adoption, the Company will recognize additional operating liabilities of approximately $1.6 million with corresponding right-of-use assets of the same amount. These amounts are based on the present value of the remaining minimum rental payments under current leasing standards for these six existing operating leases.

In addition, due to the new standard’s narrowed definition of initial direct costs, lease origination costs that were previously capitalized as initial direct costs and amortized to expense over the lease term are now expensed as incurred. The Company is evaluating the impact of adopting this new accounting standard on the Company’s consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard also requires additional disclosures related to significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio.  The amended guidance is effective for the Company for fiscal years, and interim periods within those years, beginning January 1, 2023. The Company is evaluating the impact of adopting this new accounting standard on the Company’s financial statements and related disclosures.

Note 3 – Related Party Transactions

As of December 31, 2018, the Company had $1.2 million in receivables due from related parties, which includes a loan of approximately $1.0 million due from a member of the Company and approximately $0.2 million due from properties managed by the Company. The loan due from the member of the Company was not completed under a formal agreement and did not include any interest provisions or repayment terms. This loan was collected by the Company during 2019.

Additionally, as of December 31, 2018, the Company had $2.2 million in payables due to related parties, which includes approximately $2.1 million due to properties managed by the Company related to amounts borrowed by the Company for working capital and approximately $0.1 million due to an entity that is owned by the members of the Company.

Approximately $3.1 million of the Company’s total revenue for the year ended December 31, 2018 was generated from related parties. Additionally, approximately $0.2 million of the Company’s accounts receivable, net balance at December 31, 2018 was owed from related parties.

Note 4 - Other Assets

Items included in other assets, net on the Company’s balance sheet as of December 31, 2018 are detailed in the table below (dollars in thousands):

December 31, 2018
Other receivables, net of allowance of $143	$611
Pre-offering costs	393
Pre-acquisition costs	309
Prepaid assets and deposits	266
$1,579

Note 5 – Debt

The table below details the Company’s debt balance as of December 31, 2018 (dollars in thousands):

	Maturity Date	Rate Type	Interest Rate at December 31, 2018	Balance Outstanding at December 31, 2018
Acquisitions Line of Credit	April 1, 2019	Floating (1)	6.5%	$1,000
Accounts Receivable Based Line of Credit	April 1, 2019	Floating (1)	6.5%	1,250
Working Capital Line of Credit	April 1, 2019	Floating (1)	6.5%	750
Guidance Line of Credit	April 30, 2019	Fixed	7.00%	658
Business Term Loan	December 7, 2022	Fixed	5.25%	1,010
Unamortized deferred financing costs				(30)
Total Debt				$4,638
(1)	The interest rate is the greater of (i) 5.25% and (ii) LIBOR plus 4.0%.

In December 2017, the Company entered into a $3.25 million loan agreement with EagleBank, which was comprised of (i) a $1.25 million term loan, (ii) a $1.25 million accounts receivable line of credit and (iii) a $0.75 million working capital line of credit.

The $1.25 million term loan was advanced in full to the Company in December 2017 and requires principal payments of approximately $0.2 million per year until maturity in December 2022. Interest on the term loan is payable monthly and bears a rate of 5.5% for outstanding balances greater than $1,010,000 and 5.25% for balances equal to or less than $1,010,000. The Company has the option to make a single curtailment payment of $0.5 million, which would reduce the interest payment on the loan to 5.0%. The outstanding balance at December 31, 2018 was $1.0 million and the interest rate was 5.25%.

The accounts receivable line of credit allows for the Company to borrow up to $1.25 million provided that the outstanding principal balance does not exceed 80% of Eligible Accounts Receivable, as defined in the loan agreement. The accounts receivable line of credit matured in April 2019, required interest only payments until maturity and carried an interest rate equal to the greater of (i) LIBOR plus 4.0% and (ii) 5.25%. The interest rate on the accounts receivable line of credit at December 31, 2018 was 6.5%. The $1.25 million line of credit was advanced in full to the Company as of December 31, 2018.

The working capital line of credit allows for the Company to borrow up to $0.75 million for working capital needs and matured on April 1, 2019. The working capital line of credit carried an interest rate equal to the greater of (i) LIBOR plus 4.0% and (ii) 5.25%. The interest rate on the working capital line of credit at December 31, 2018 was 6.5%. The $0.75 million line of credit was advanced in full to the Company as of December 31, 2018.

In December 2017, the Company entered into a $1.0 million loan agreement with EagleBank for an acquisitions line of credit that matured in April 2019. Advances under the acquisition line of credit required an executed purchase agreement for the acquisition of a property and approval by the lender. Interest on the acquisitions line of credit was the greater of (i) LIBOR plus 4.0% and (ii) 5.25%. The interest rate on the acquisitions line of credit at December 31, 2018 was 6.5%. The $1.0 million acquisition line of credit was advanced in full to the Company as of December 31, 2018.

In October 2015, the Company entered into a loan agreement with EagleBank for a $2.0 million revolving line of credit. The line of credit had a one-year term and is reviewed by the lender annually for renewal. Each request for advance under the line of credit is evidenced by a sub-note that carried a maturity of nine months subsequent to the advance. The $2.0 million line of credit has expired; therefore, the Company had no availability under the line at December 31, 2018. One sub-note remained outstanding at December 31, 2018, which had an outstanding balance of $0.7 million and matured on April 30, 2019. The outstanding interest rate on the sub-note as of December 31, 2018 was 7.0%.

All outstanding debt balances were paid off on December 27, 2019 in conjunction with the mergers described in Note 10 under the heading (“—Merger with MedAmerica Properties Inc.”).

Debt Maturities

The following table details the Company’s scheduled principal repayments and maturities during each of the next five years and thereafter as of December 31, 2018 (dollars in thousands):

Year	Amount Due (1)
2019	$3,898
2020	240
2021	240
2022	290
2023	-
Thereafter	-
Total	$4,668
(1)

As noted below, as of December 31, 2018, the Company has classified the balances of the $1.25 million term loan that are not scheduled to mature in 2019 as current liabilities. This table presents the scheduled maturities of the loan per the loan agreement.

Covenants

The Company’s $3.25 million loan agreement requires the Company maintain a debt service coverage ratio of not less than 1.25 to 1. Additionally, both the $3.25 million loan agreement and the $1.0 million acquisition line of credit loan agreement require the Company to maintain a deposit balance, as defined by the agreements, of not less than 12% of the aggregate face amount of the loans. If the Company fails to maintain the minimum deposit balance required, the lender has the right to increase the applicable interest rates under each of the loans by 0.25% until the minimum deposit balance is achieved for a semi-annual period. As of December 31, 2018, the Company was not compliance with the covenants under the loan agreements; therefore, the outstanding amounts have been reflected as current maturities on the balance sheet regardless of their scheduled maturity.

Note 6 - Commitments and Contingencies

Commitments

          As of December 31, 2018, the Company was obligated under operating lease agreements consisting primarily of the Company’s corporate office lease, which expires in 2023, three additional office leases and two equipment leases. Annual base rent on the corporate office lease increases approximately 4.0% annually. Rent expense relating to the operating leases, including straight-line rent, was approximately $0.4 million for the year ended December 31, 2018.

The Company’s future minimum lease payments for its operating leases as of December 31, 2018 were as follows (dollars in thousands):

For the year ending:
2019	$440
2020	410
2021	391
2022	360
2023	303
Thereafter	1
Total	$1,905

Contingencies

From time to time, the Company may be subject to claims and suits in the ordinary course of business. The Company is not aware of any pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on its financial condition, results of operations or cash flows.

Note 7 – Revenues

Disaggregated Revenue

The following tables represents a disaggregation of revenues from contracts with customers for the year ended December 31, 2018 and by type of service (dollars in thousands):

	Topic 606 Revenue Recognition	Year ended December 31, 2018
Topic 606 Revenues
Leasing commissions	Point in time	$3,139
Property and asset management fees	Over time	1,534
Engineering services	Over time	453
Sales commissions	Point in time	337
Equity fees	Point in time	166
Development fees	Over time	101
Acquisition and disposition fees	Point in time	81
Guaranty fees	Over time	31
Topic 606 Revenue		5,842
Out of Scope of Topic 606 revenue
Sublease income		93
Total Out of Scope of Topic 606 revenue		93
Total Revenue		$5,935

Note 8 – Employee Benefit Plan

The Company has a 401(k) retirement plan (the “Plan”), which permits all eligible employees to defer a portion of their compensation under the Internal Revenue Code of 1986, as amended. Pursuant to the provisions of the Plan, the Company may make discretionary contributions on behalf of the eligible employees. The Company made contributions to the Plan of less than $0.1 million for the year ended December 31, 2018.

Note 9 - Fair Value of Financial Instruments

Financial Assets and Liabilities Not Carried at Fair Value

The carrying amounts of cash and cash equivalents, receivables and payables are reasonable estimates of their fair value as of December 31, 2018 due to their short-term nature of these instruments (Level 1).

As of December 31, 2018, the Company’s indebtedness was comprised of borrowings that bear interest at LIBOR plus a margin and borrowings at fixed rates. The fair value of the Company’s $3.0 million in borrowings under variable rates approximate their carrying values as the debt is at variable rates currently available and resets on a monthly basis.

The fair value of the Company’s fixed rate debt as of December 31, 2018 is estimated by using Level 2 inputs such as discounting the estimated future cash flows using current market rates for similar loans that would be made to borrowers with similar credit ratings and for the same remaining maturities. As of December 31, 2018, the fair value of the Company’s $1.7 million fixed rate debt was estimated to be approximately $1.8 million.

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement at such fair value amounts may not be possible.

Note 10 – Subsequent Events

Merger with MedAmerica Properties Inc.

On May 28, 2019, MedAmerica Properties Inc. and certain of its subsidiaries (“MedAmerica”) entered into 19 separate agreements and plans of merger (collectively, the “Merger Agreements”) with each of the Company, Broad Street Ventures, LLC (“BSV”) and each of the 17 property entities to be acquired (the “Broad Street Entities”), all of which are related parties. The Merger Agreements relate to a series of 19 mergers (“Mergers”) whereby the Company, BSV and each Broad Street Entity would become subsidiaries of MedAmerica.

On December 27, 2019 (the “Merger Date”), MedAmerica completed 11 of the Mergers (the “Initial Mergers”), including the Mergers with the Company and BSV and Mergers with nine other Broad Street Entities. The Merger between the Company and a wholly owned subsidiary of MedAmerica was accounted for as a reverse acquisition and recapitalization, with the Company being treated as the accounting acquirer. In addition, upon completion of the Initial Mergers, MedAmerica’s name was changed to “Broad Street Realty, Inc.” MedAmerica, after completion of the Initial Mergers, is referred to herein as “Broad Street.”

On December 31, 2019, Broad Street completed one additional Merger whereby it acquired Brookhill Azalea Shopping Center. As consideration for the Mergers that had closed as of December 31, 2019, Broad Street issued an aggregate of 18,776,768 shares of common stock and 2,827,904 units of limited partnership interest in its operating partnership (“OP units”) to investors in the Broad Street Entities party to the Mergers. In addition, certain prior investors in the Broad Street Entities received an aggregate of $0.9 million in cash as a portion of the consideration for the Initial Mergers.

In July 2020, Broad Street closed one Merger whereby it acquired Lamar Station Plaza East, issuing an aggregate of 884,143 shares of common stock as consideration for the Mergers.

As of the date of the issuance of these financial statements, there are six Mergers that have not been completed. Broad Street expects to issue an aggregate of 10,400,779 shares of common stock and 573,529 OP units as consideration for the additional Mergers. Until the closing of the remaining Mergers, Broad Street will continue to manage these six properties and receive management fees.

Impact of COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The pandemic has led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to mitigate its spread, including restrictions on freedom of movement and business operations, such as travel bans, border closings, business closures, quarantines and shelter-in-place or similar orders.

The full impact of the COVID-19 pandemic continues to evolve as of the date of the issuance of these financial statements. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the COVID-19 pandemic and related government measures on its financial condition, liquidity, operations, suppliers, industry and workforce. Given the daily evolution of the COVID-19 pandemic and the global responses to curb its spread, the Company cannot accurately predict the effect on future periods, but it expects the pandemic and the related government measures will have a material adverse impact on its financial condition, liquidity, results of operations and cash flows in 2020 and beyond.

CARES Act

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the Small Business Administration (“SBA”) Paycheck Protection Program (the “PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company received funds under the PPP as described below under the heading (“—PPP Loan”).

The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operation, or liquidity.

PPP Loan

On April 20, 2020, the Company entered into a promissory note (the “PPP Note”) with MVB Bank, Inc. (“MVB”) with respect to an unsecured loan of approximately $0.8 million (the “PPP Loan”) pursuant to the PPP. The PPP Loan bears interest at a rate of 1.0% per year. The PPP Note contains certain events of default relating to, among other things, failure to make any payment when due and material adverse changes in the borrower’s financial condition. The occurrence of an event of default, following any applicable cure period, would permit MVB to declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the PPP Note to be immediately due and payable.

Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of a loan granted under the PPP, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and certain mortgage interest, rent and utility expenses. The terms of any forgiveness may also be subject to further requirements under any regulations and guidelines the SBA may adopt. The Company can provide no assurances that it will obtain forgiveness of the PPP Loan in whole or in part. If the Company does not obtain forgiveness it is required to make 24 monthly payments of principal and interest in the amount of $32,032. The PPP Loan matures on October 20, 2022.